EXHIBIT 99.2

American Eagle Outfitters, Inc.

First Quarter 2013

Conference Call Transcript dated May 22, 2013

Operator: Greetings and welcome to the American Eagle first-quarter 2013 earnings conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation.

As a reminder this conference is being recorded. It is now my pleasure to introduce your host, Judy Meehan, Vice President of Investor Relations. Thank you, Ms. Meehan, you may begin.

Judy Meehan- American Eagle Outfitters Inc- VP IR: Good morning, everyone. Joining me today for our prepared remarks are Robert Hanson, Chief Executive Officer; Roger Markfield, Executive Creative Director; and Mary Boland, Chief financial and Administrative Officer.

Before we begin today’s call, I need to remind you that during this conference call, we will make certain forward-looking statements. These statements are based upon information that represents the Company’s current expectations or beliefs. The actual results realized may differ materially from those expectations or beliefs based on risk factors included in our quarterly and annual reports filed with the SEC. Our comments today will focus on results from continuing operations and exclude non-GAAP adjustments. Please refer to the tables attached to the press release. We’ve also posted a first-quarter financial supplement on our website, which Mary will refer to.

Now I’ll turn the call over to Robert for opening remarks.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Good morning, everyone. Thanks for joining us today.

As expected, the first quarter was difficult, but we remain confident in our strategic direction and ability to deliver. While our execution wasn’t fully to our standard, the macro environment presented challenges. Cold weather, after last year’s record warmth, and soft consumer demand for spring apparel impacted store traffic. Within this context, it was tough to generate growth against a very strong quarter last year. With that said, the execution of strong inventory principles, fleet repositioning, and the distortion of our online business led to a high level of profitability.

First-quarter total revenue declined 4%.And consolidated comparable sales declined 5%, coming off a 17% increase last year. Negative comps caused deleverage of fixed costs, which increased only slightly to last year. And promotions were higher. Despite these pressures, our gross margin improved, driven by product cost benefits including supply chain efficiencies. We netted operating profit of $57 million, a rate to sales of 8.4%. We maintained a healthy financial position, ending the period with total cash and investments of $496 million after funding capital expenditures of $46 million and share buy-back’s totaling $33 million. Adjusted EPS was $0.18 compared to $0.22 last year, a decline of 18%. While disappointed with the decline to the prior year, I’m pleased that our results were within our guidance range. And our outlook for the remainder of the year is favorable.

Looking at our merchandise performance for American Eagle Outfitters we had a mix of wins and misses. Fashion overall performed well and is a point of competitive differentiation for our brand. The team executed well, interpreting current trends, identifying the right styles, fits, fabrics, colors and patterns, and making them relevant from our brand for our customers. Categories that performed particularly well included men’s and women’s pants, long-sleeved woven tops, fleece, and men’s denim. The men’s business declined 3% ahead of women’s, which was down 7%. Shorts and tees under-performed and the prevalence of bare looks in women’s dresses and knit tops caused soft demand. We also transitioned the women’s denim line to crops, and distorted towards shorts too early in the season. As we move forward, while we certainly can’t control the weather, we will ensure our transitional assortments are more balanced and that our famous for denim line is better positioned consistently across seasons.

The team has responded quickly. And we entered the second quarter balanced, in good inventory position, particularly in our core famous-for categories where our in-stock position is 95%. Our new summer line arrived last week, adding freshness to the assortment as the weather turned warmer. We feel good about the continuation of our fashion innovations. And, as an example, in women’s, the team is fast tracked 40 choices for the second quarter based on early spring results. As we look forward, we are confident about the creative direction for back-to-school, with strong execution in our key categories — denim, shorts, knit tops and color — supported by a strong marketing campaign.

Aerie had a solid quarter. Comps rose 4% and profitability more than doubled. Initiatives to edit the assortment to focus on our famous-for intimates line and near-in swim category are having a positive effect on sales and margin. We are very encouraged by the response to our new swim line which is based on our best selling bra styles. Although still small, this business has doubled in size and is a great complement to our core product line. We continue to gain new customers. And I believe the Aerie brand is in a very good place strategically led by a strong team. We will continue to reposition the store fleet, closing poorly positioned standalone stores, maximizing side-by-side and shop-in-shop locations, and distorting our online shop opportunity.

Factory stores performed ahead of mainline stores. We saw good results from made-for-factory merchandise, which will continue to grow in-store penetration. Our online business did not see the traffic pressure our stores felt in the quarter. In fact, we continued to see strong online growth, with sales rising 24%, led by higher traffic and conversion. Our broader assortment, higher in-stock position in men’s and women’s denim, and new online aerie swim shop contributed to the strength.

I’m excited about how well our brands are performing in markets outside of the US. A few examples include two strong license store openings in the Philippines. And in Mexico, our first Company-owned store in the Perisur Mall is well exceeding our expectations. And is tracking to be in the top 20 volume stores in North America. We’re highly focused on resuming profitable revenue growth. And are committed to improving our execution in the near term. We have not wavered from our financial targets and longer-term strategies. I’ll provide an update on our progress after Mary reviews the financials.

Lastly, over the next several quarters, we will begin implementing a transition plan as Roger prepares to retire from the Company at the end of the fiscal year. He has generously agreed to remain available in an advisory role to me and the product team for the next few years to ensure a successful succession. Roger is a great friend and has been a strong partner during my first year. I’m confident in the depth, talent and experience of the product team he has built across the organization. This gives us both confidence in American Eagle Outfitters’ future.

And with that, I’ll turn it over to Roger.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: Thanks, Robert. Good morning, everyone. Robert said it well. I have tremendous confidence in the future success and growth potential of American Eagle Outfitters. We have outstanding talent, smart hard-working people, and great brands with proven global appeal. With Robert, you have a CEO with true strategic vision and a road map for transformational, profitable growth. I believe the AE brand is perfectly positioned as a leader domestically, ranked as number one with our customer base by NPD, with the potential to be a powerhouse on a global stage. Aerie just continues to get better and better, with a long runway of success ahead.

I’ve had an amazing 20 years here and look forward to watching the success continue. Of course I’m committed to insuring a smooth and successful transition. I will be available to support Robert and team over the next several years when called upon. With my pending retirement, it’s about time you get to know our brand leaders who will be answering your questions. Joining us for the Q&A are Fred Grover, EVP Global Merchandising and Design, AE Brands; Tana Ward, Senior VP, Chief Merchandising Officer, AE Brands; and Jen Foyle, Senior VP Global Merchandising and Design, aerie Brand.

I’m sure many of you have met Fred over the years. He’s been here since about 1977. Fred has a wealth of merchandising, marketing, online, stores and operational experience. Over the years I think he successfully has done just about everything here. He’s a highly talented and experienced brand leader, currently overseeing our multi-channel global design and merchandising efforts for the AE brand. Tana Ward and Jen Foyle were my first executive hires in 2009 and 2010, respectively, after I returned to AEO. After a long and successful career at Gap, Tana joined AEO, and has been instrumental in moving our merchandise forward, resulting in our most recent business momentum. She has a great eye for product and is a top-notch merchant. I’m really proud of how Tana has embraced our operational and planning processes, and is developing into a strong business strategist.

Jen Foyle brought a wealth of talent and experience as a leading merchant and brand leader at both Gap and J Crew. She has redefined aerie into something truly special. In addition to leading assortment improvements, Jen has been instrumental in our strategic plan, which includes the channeling, positioning and operational and financial improvements. I’m confident that under Jen’s leadership the aerie brand will continue to grow and deliver strong returns to our shareholders in the future.

Now I’ll turn the call over to Mary.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Thanks, Roger, and good morning.

Given the macro climate and soft demand for seasonal merchandise, delivering growth over a strong quarter last year was difficult. Our gross margin, however, did expand, benefiting from the cost reduction in cotton costs, some supply chain efficiencies, and inventory disciplines. Total revenue decreased 4% to $679 million. Consolidated comparable sales declined 5% due to lower transactions and a reduced transaction value. Our average unit retail declined 1%, primarily due to promotions. Consolidated American Eagle Outfitters brand comps decreased 6%. Aerie comps increased 4%. And the total online business grew 24%.

The gross margin expanded 30 basis points to 39.1% from 38.8% last year. The higher margin rate was driven by 240 basis points of improvement in product cost. The favorably was partially offset by 70 basis points of decline due to higher mark-down’s. Buying, occupancy, and warehousing costs deleveraged 140 basis points primarily due to higher delivery costs and the deleverage of rents on negative comps. Selling, general and administrative expense was up 1% in the quarter versus last year. Due to the negative 5% comparable sales, operating expense deleveraged 140 basis points as a rate to sale. The minimal dollar growth was driven by investments in advertising and fortifying our corporate team, partially offset by lower incentive compensation.

We will continue to focus on expense management. And we remain committed to our annual SG&A targeted rate in the 23% range as we look ahead. Depreciation and amortization declined $4 million to $28 million and leveraged 40 basis points. The dollar decline relates to last year’s store impairments and maturing assets. Operating income was $57 million, down 11% to last year. And adjusted EPS of $0.18 decreased 18%. GAAP EPS of $0.14 included $12 million, or $0.04 per share, consisting of non-store asset write-offs and severance costs.

Now, turning to page 6 of the presentation for inventory data. We ended the quarter with inventory at cost per foot down 6%. Looking forward we expect second-quarter ending inventory at cost to decline in the low single digits. Now looking at the balance sheet on page 7, we ended the quarter with $496 million in cash and investments. During the quarter, we repurchased 1.6 million shares for a total of $33 million. And capital expenditures were $46 million. We continue to expect to spend between $250 million and $280 million, which includes ongoing store growth and maintenance costs, a new distribution center to support our growing omni-channel business, and a new point-of-sales system for our store fleet, as well as a new merchandise planning tool. We are also implementing working capital initiatives. And despite the significant investment in our business, we expect to end the year with a cash balance above last year.

On store activity please refer to page 9. We opened seven new stores, of which five were factory stores. We closed 14 locations, including 10 aerie stores. Total square footage is expected to increase in the mid single digits in 2013. As seen on page 10, we had a total of 57 international locations in 14 licensed countries.

Now, turning to our outlook. We feel great about our investments in growth, including factory stores, new mainline stores, and our online channel, as well as the many process improvements to our business, all of which are expected to add incremental returns this year and in the future. Yet at this time we remain cautious in our forward view until we work through the macro environment. We are issuing second-quarter earnings guidance of $0.19 to $0.21 per share compared to EPS from continuing operations of $0.21 last year. For the year, we are guiding to adjusted EPS of $1.42 to $1.45 per share, compared to adjusted $1.39 last year. Our guidance is based on consolidated comparable sales of approximately flat for the second quarter, and positive low single digits for the second half. Over the long term, we remain committed to delivering our strategic planned financial targets of 7% to 9% top-line CAGR, 12% to 15% EBIT CAGR, and ROIC of 14% to 17%.

With that I’ll turn the call back over to Robert.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Thanks, Roger and Mary.

As we manage through the short-term and focus on longer-term profitable growth, we’re making good progress on our strategic initiatives. This year, we’re making investments aimed at fortifying our brands, processes and capabilities, driving growth in North America, and laying the foundation for future transformational global growth. We expect these investments to generate returns on invested capital both in the near and longer term. To highlight a few projects, within fortify, we’ve refined our product development calendar, increasing our development cycles from four to six times annually, enabling more responsive development. At the same time, we removed anywhere from four to six weeks from our overall development timeline per cycle.

We are holding more open to buy, increasing to 20% styles that are truly open as we enter a season. We’re flowing new fashion monthly, with flows better aligned to holidays, and shifting customer shopping patterns. And we’re more disciplined in platforming fabric and production capacity, resulting in our ability to fast track items where we’ve seen results as early as the current quarter. As we continue to refine our process, we’re building the capability to compete more effectively against our current competitors, including fast fashion retailers. We’re building a rhythm of reading and reacting to selling trends so we’re better at exciting our customers and improving inventory turns.

Our new TradeStone PLM tool is now 100% live, and we believe it to be industry leading. Also, our new merchandise planning tool just went live and will be scaled throughout the year, enabling us to buy, plan, and allocate with greater precision based on localized demand. Material benefits from these investments will be felt as we source and execute spring 2014. We’re making a significant investment in upgrading technology. And are progressing on the implementation of a fully integrated global enterprise system. Standardizing on Oracle systems will support us in providing a consistent customer experience everywhere we operate. The flexibility inherent in the system will allow us to move much faster to support the needs of the business.

Additionally, our resources can be allocated toward developing new capabilities rather than maintaining the integration of legacy systems. The merchandising and point-of-sale systems are on track for an August roll-out in China and will begin installation in the US next year. Our Teradata CRM system upgrade will go live this quarter, building the foundation for a single view of our customer, providing the latest capability to support customer personalization. The IBM Sterling order management system will enable flexible fulfillment, which we are implementing this year. We will pilot a ship-from-store capability this summer, with a broader roll-out by year end. We expect this initiative to enhance the customer experience and drive greater inventory utilization, and be incremental to both sales and margin. With all of the IT investments, we are developing systems and capabilities that lay the foundation to scale globally.

Our new distribution center project kicks off this quarter. In combination with our existing facilities, this new 1 million square foot DC located in Hazelton, Pennsylvania will enable direct shipments to all US direct customers in two days or less. With this DC, we will increase efficiencies and support future omni-channel expansion plans. Hazelton will begin operations supporting our direct channel by mid 2014.

The repositioning of our store fleet and new store growth are producing strong returns. First-year openings produced a four-wall margin of 26%, and a return on invested capital exceeding 75% and a pay-back of six months. While opening highly productive stores, we’re closing stores with minimal contribution or losses. The combination of these efforts over time will lead to stronger store productivity and profitability.

New mainline stores are opening in under-penetrated markets. For example, this year we’re opening three store locations in the Greater Miami area, including a high-profile premium store with a smaller footprint on Lincoln Road. And we’re relocating our Santa Monica store from a second-tier location to a premium site. We continue to see strong returns from our factory stores, with sales per square foot well over $600. We’ll open another 30 stores this year. And have assembled a merchandising, design, production and planning team dedicated to our made-for-factory merchandise, which we expect to rise from 25% of the store currently to 60% by the fall season.

Our international business was accretive to the bottom line, with franchise revenue increasing 26% to last year. While we are on schedule to take over the operations of our China store this quarter, we’ve hired a highly experienced executive, Kitty Yung, to run the Asia Pacific region for us, where she brings a wealth of brand development and store expansion experience. We are excited to have her onboard, building our road map for growth across the Asia Pacific market where we continue to see strong customer demand and potential. In fact, our licensed stores in Japan continue to open extremely well. Assuming run rates based on a trailing 12-month result, our six stores in Japan would deliver $90 million in annual revenue. And I recently visited three stores in Kuwait where we do $40 million in revenue annually in these three stores alone. These examples provide evidence of the strength and growth potential for our brands on the global stage.

Lastly, we continue to build our capabilities and drive a high performance culture at American Eagle Outfitters. In addition to Kitty we’ve added experienced talent to a number of areas, including merchandising, product development, sourcing and production, omni-channel commerce and financial planning. As we look ahead, we have a lot to be confident about. We’re fortifying our brands which are resonating on the global stage. Aerie continues to make steady progress and is earnings accretive. We have a robust online business, which is only getting stronger and is a launching pad to our global omni-channel customer experience. Our factory stores are providing a new growth opportunity and strong returns.

Our business in Mexico is performing, and represents a high-growth opportunity in an exciting, untapped new market. Our stores outside of North America continue to gain momentum. And we continue to make fundamental improvements in our processes and capabilities. We will stay humble and hungry, and focus on driving profitable revenue growth and delivering top-tier returns to our shareholders.

Thanks for listening and now we’ll take your questions.

Operator: (Operator Instructions)

Betty Chen of Wedbush Securities.

Betty Chen-Wedbush Securities-Analyst: Good morning, everyone, and congratulations on managing well in a difficult environment. Robert — and then I have a question for Roger, as well — I think in the beginning, the team obviously still managed quite well. But I thought in the beginning in your prepared remarks you thought that execution may not have been up to your historical standards. I was wondering if you can clarify that a little bit. And then I think you had mentioned that the summer collection just dropped a week ago, along with some better weather in certain parts of the country. Can you give us a sense on some initial reaction to that? And how is the team thinking about any potential pent-up demand that could help the second quarter? And then I had another question for Roger after that.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Okay, Betty. I think what we’ll do is I’m going to answer your question about execution, and then we’ll actually have Tana answer the question you asked about product, and then you can ask a follow-up question to Roger. In terms of execution, we just executed on all cylinders throughout 2012, as we entered what was a fairly volatile first quarter. Again, with unpredictable macroeconomic environment and really cold weather. In addition to that, we obviously transitioned to warmer weather looks — crops, shorts, more bare looks in women’s, dresses, skirts — sooner than the customer was willing to show up for, obviously.

In addition to that, we did have a few points of production fall outs that we had to work hard to get back on top of. Because of the very competitive environment in the first quarter, there was a really strong promotional cadence. I’ve said consistently we will compete to make sure we maintain or grow our market share. And as we did in the first quarter, that obviously turned our famous-for categories faster. So we had to respond to get back into inventory position in some of those categories more effectively during the quarter.

I think the team did a great job of responding. And, as a result, we’ve entered the second quarter balanced and in a good inventory position. And a 95% in-stock position, particularly in our core famous-for categories. So those are the kinds of things we’ve been thinking about. Tana?

Tana Ward-American Eagle Outfitters, Inc.-SVP and Chief Merchandising Officer AE Brand: Good morning, Betty. Summer did hit this weekend. And I hope all of you have had a chance to actually see the floor set. We’re very excited about how it looks. It’s very early in the season. It’s funny to be saying that at this time, but it is early in the summer season. And we are seeing some very good indications.

First, fashion is resonating on both men’s and women’s. Our current trend, the current trends out in the marketplace, really lean into AE’s strength, and we’re maximizing that. Some of our best sellers today are styles we reacted to in the month of March. Robert had referred to 40 choices in women’s. And we had some great selling in some of those early styles.

Second, across all markets, knits is continuing to gain momentum. When I say knits, that means bare, tees and graphics. We had great early signs in those categories. Third, in other seasonal categories, where markets have seen weather improve for more than a couple of days, we’ve seen some pops in the seasonal categories. We’re very excited about some of the early selling that we’re seeing, and we look forward to the rest of the season.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: And, Betty, a quick follow-up for Roger?

Betty Chen-Wedbush Securities-Analyst: Yes. In terms of the advisory role, Roger, how should we think about that? And then my last question, if I could just squeeze this in is, the supply chain efficiency you’ve mentioned in Q1, should we expect some of that to continue through the year? Thanks.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: Betty, you know that I love this brand, and I really do believe that the future of this brand is stronger than ever as we enter the global stage. And the results we’re seeing are amazing. And I will be available to Robert and team as requested.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: And Betty, just quickly, Fred’s here and maybe later we can answer more questions on it. But he’s led a really strong initiative to increase our cycles from four to six. That’s matched with differentiated supply process for core, core fashion and fashion, which are enabling us to respond more effectively and increase our inventory turns. And you’ll see a linear improvement in that performance throughout the year. So we’ll come back a bit later.

Judy Meehan- American Eagle Outfitters Inc- VP IR: And I’d like to remind everyone to just limit yourself to one question so we can get as many people on the call as possible. Okay, Jessie, next question.

Operator: Tom Filandro with SIG.

Tom Filandro-Susquehanna Financial Group/SIG-Analyst: I’d also like to say congrats on managing in a very tough environment. And Roger, bittersweet, you are a gem, my friend. Robert, can you expand a little bit on this fast tracking comment of these 40 choices? Can you give us an understanding of what is that? How many choices do you typically see? And how should we think about that kind of a strategy impacting the financials go forward. Since I’m only allowed to ask one I’ll stop there. (laughter)

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Okay, Tom, I’m going to actually have Fred talk briefly about the improvements we’ve made in the overall process of moving some more cycle times. And that’s giving us the opportunity to keep more customer choices open as we enter each season. And then Tana can talk specifically about how we’re faster testing and then fast tracking and reacting to selling So, Fred?

Fred Grover-American Eagle Outfitters, Inc.-EVP Global Merchandising and Design AE Brand: Hi, Tom. When we talk about fortify, we’ve been working throughout the year with the entire team, and what that means from our production cycles. And specifically to your question, we do want to leave opportunities open. And we talk about fast tracking. That’s something that comes available within a design cycle that we potentially didn’t have in the lag, because we do talk about fast tracking versus chase. Chase is what we do, and there’s something already in the line already doing well and we want to go after it more aggressively. Fast tracking is starting from scratch. We have a plan in place now where we can limit our time to market anywhere from 45 to 60 days. This takes advantage of having piece goods in place, and using what we call air direct to ship product directly from the factory, our forwarder to the stores. So it cuts out a lot of the middle man. There is an expense there but the savings is, this is product that we feel good about. Some of the products that was tested. And you save the markdowns.

Tom Filandro-Susquehanna Financial Group/SIG-Analyst: Got it.

Tana Ward-American Eagle Outfitters, Inc.-SVP and Chief Merchandising Officer AE Brand: The only thing that I would actually add to that, just in addition, is that we have a testing process for our core. We have a testing process for our core fashion. And then we leave ourselves open to quickly react to trends within fashion that is not tested. New trends that hit the market that we quickly react to. So a lot of the 40 choices that Robert had referred to really fall into all of those categories. So we have some early great reads and we’re able to move within 45 to 80 days, is the fastest we’ve been moving.

Fred Grover-American Eagle Outfitters, Inc.-EVP Global Merchandising and Design AE Brand: Along with that too, Tom, we have calendarized four total floor set extracts a year. This is something Roger instituted 20 years ago. It’s back on track. That gives us amazing information how that season is going to roll out, and how we can fast track and/or chase in a product.

Operator: Brian Tunick with JPMorgan.

Brian Tunick-JPMorgan Chase & Co-Analyst: Thanks, good morning. A quick one for Mary and then one for Robert. Mary, just trying to understand your Q2 earnings guidance. I know in Q1 you said you had 240 basis points of product cost helps. So just wondering, is there any left here in Q2 in your earnings guidance. And then maybe for Robert, over the past few quarters, anything you can tell us regarding, whether the marketing or product changes, how they’ve affected really your customer? Are you bringing in a new customer? Is she older? Anything you can share regarding what is happening now in this new teen fast-fashion environment that you’re after. Thanks very much.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Okay, Brian. If you look at our IMU for Q1, we saw an improvement of about a little over 200 basis points, which a large majority of that was related to cotton. Expect Q2 to be something like 150. So we’ll see that incremental cotton start to decline. And then as we go into the back half of the year, a lot of our work on supply chain efficiencies will probably reflect an IMU improvement of around 50 basis points. So it’s going to tail off as the year goes on.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: And, Brian, I think the teams have done a good job in executing, as I’ve said, both on the product front and marketing and customer experience standpoint. We have a number of examples of success, I think, of the returns we’re getting. Obviously the 24% growth in our direct business is an example of that. The momentum that we have behind the new stores we’re opening with those kinds of returns that I mentioned during the call, a six-month payback. We’re increasing in those stores in particular our sales per square foot. We obviously had a really strong launch with marketing-backed efforts in our Mexico store, which is our first store in Mexico. aerie obviously had a good quarter, 4% growth and earnings accretive. Particularly in the direct business, aerie’s comp was off the charts at about a 38% comp. So we’re feeling really good about the returns we’re getting.

I think the way we would look at it is our NPD data would say that, against our direct competitive set, that we have the highest levels of awareness, connection and consideration. We have tried to balance bringing — we’ve got a really strong in the highest share among our teen customer, where our shares tend to run about three points higher in our famous-for categories than young adults, meaning in early 20s. So we have focused on balancing the assortment a bit. And we are seeing progress in getting that young 20s customer into our brand. But we also have in our famous-for categories very broad reach. We’re trying to increase the reach and appeal of our brands as we expand the appeal, and compete more and more on the global stage.

Operator: Lorraine Hutchinson with Bank of America Merrill Lynch.

Paul Alexander-BofA Merrill Lynch-Analyst: Hi, it’s Paul Alexander for Lorraine. Thanks for taking the question. Can you guys give us any color on the cadence of comps through first quarter? And then can you tell us with regards to the second-quarter comp guidance of flat, what does that reflect? Are you seeing flat now or are you anticipating improving weather or an easing comparison trajectory in that guidance? Thank you.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Sure, Paul. I think I’m just going to repeat, with maybe one additional insight, what we’ve said in terms of our guidance. Obviously, we are predicting a flattish comp for the second quarter. We did see a linear improvement in our performance since the beginning of April, and that continues. We have a favorable view of the year. And we’re going to maintain a, I would say, cautiously optimistic view of the year so that we can execute to strong profitability regardless of the competitive environment and customer environment that we face. And that’s what we’re focused on executing and we’ll keep you posted as things move forward.

Paul Alexander-BofA Merrill Lynch-Analyst: Great, thanks.

Operator: Oliver Chen with Citigroup.

Nancy Hilliker-Citigroup-Analyst: Hi, everyone. This is Nancy Hilliker filling in for Oliver Chen. My question is — actually I wanted to congratulate you on great inventory management this quarter. If you could give us a little bit more color on your plans for the rest of the year? I know you said down low single digits but it seems very impressive that you continue to manage it so well. And also if you could just give us a little bit more color on the AUR outlook and the dynamics traffic or AUR this past quarter?

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Okay, Nancy, I’ll take the two questions on inventory and AUR. Regarding inventory, for Q2 we’re looking at inventory at cost to be down low single digits. And then flat to about flat in the second half of the year. And if you remember last year, it was the second half of last year where the inventory principles were beginning to be deployed in the Company. So, as we start to anniversary that here, in the back half of the year you won’t see as significant of a decline in inventory as you saw last year, the back half of the year and then the first half of this year. In terms of AUR, we are, for Q2, assuming AUR being relatively flat and then a slight increase as we move into the second half of the year.

Operator: Janet Kloppenburg with JJK Research.

Janet Kloppenburg-JJK Research-Analyst: Good morning, everyone, and congratulations on a very strong execution. First for Roger, I wanted to thank you for your leadership and the innovation that you brought to the Company and to the industry. And to tell you how much I’m going to miss you.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: I remember our first car ride from Warrendale about 19 years ago.

Janet Kloppenburg-JJK Research-Analyst: It was a long time ago and it was a lot of fun. For Tana and for Roger, I wondered if you could address the issue as to whether the balance of fashion and basics are now in place. And if the 40 fast-tracked items are now in the stores, which I expect should bode well for comps to improve in the second quarter. And, secondly, for Mary, could you give us some indication on what we should expect for SG&A leverage or deleverage on a flat comp in the second quarter? Thank you.

Tana Ward-American Eagle Outfitters, Inc.-SVP and Chief Merchandising Officer AE Brand: Hi, Janet. Very nice talking to you. I’ll start and then Roger, if you’d like to add on. But when it comes to fashion and core fashion, and our core businesses, we remain constant in our strategy. We have a clear path and we absolutely feel like we have the right balance. There’s opportunity in both men’s and women’s that I will speak to. When it comes to core and core fashion and fashion in women’s, it’s approximately 35% core, 40% core fashion and 25% of the fashion that we’re fast tracking into our stores.

The opportunity in women’s is for us to continue to protect our core, to nail those big drivers within core fashion at a great price. And to continue to fast track into the fashion that you will see a fresh point of view every month when you travel to our stores. In men’s, core continues to be very strong and is approximately 40% to 45% of our business. We will continue to protect that market share. Where we have the opportunity and where we’ve seen current success is with our trend product. We continue to grow that contribution, and are looking to grow it to least 15% of our assortment. The remainder being the bulk of the business, which is core fashion.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: Janet, I’d just add, I just signed off on the summer two set, which is like a trans set. It sets on 6-20 and that is the most powerful set that I’ve seen in a long time. I think you’ll enjoy it when you see it.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: And, Janet, regarding your question on SG&A, for the second quarter, expect SG&A dollars to be up in the mid to high single digits. And to deleverage roughly 80 basis points. And there’s two simple reasons for that in Q2, in particular. Last year, we had a number of open senior leadership positions in the Company in Q2 of last year; CFO, HR leader, omni-channel leader, et cetera. So we’re up against a lower compensation base versus last year. As we move forward, look to see the SG&A to flatten out versus prior year in third quarter, and declining year over year in the fourth quarter. We are still targeting and focused on achieving our 23% SG&A to revenue target over the short term and the long term. But it’s going to be a little bit up and down here quarter to quarter.

Operator: Adrienne Tennant with Janney Capital Markets.

Adrienne Tennant-Janney Montgomery Scott-Analyst: Good morning. And let me add my congratulations on the progress. It was a tough quarter but you did very well. My first question is, I was wondering, Robert, if you can talk about, or give us any color on the penetration of DTC, any longer term goals you have for that piece of the business. And any margin color around that. And then very quickly for Mary, can you just talk about whether we should be modeling any net benefit in either sales or EPS from the calendar shift into Q2 out of Q3? Thank you very much.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Sure. And I’m going to let Fred add any commentary that he would like to, as well, because he’s been instrumental in growing our direct-to-consumer business to the size it is today. As we’ve said, we see this as a really big opportunity for us. When I started with the Company, we were penetrated about 12% of sales. We ended 2012 at about 14% of sales. We believe we can grow, I’d say, the direct business, anywhere between — grow it to anywhere between 17% to 20% of sales on our existing capability, if you will. But, obviously, just given where the shift in customer demand is going, combined with our desire to reposition the distribution of our business to be more profitable, we would love to get that penetration above 20%. And it will obviously play a critical role on the business as we go to the global stage.

And as we’ve said in the past, it’s a margin accretive business. It’s among our most profitable business. It runs about 1,000 basis points higher than our mainline store business at the moment. And our intention is to keep it in that framework. Fred, anything else you want to add?

Fred Grover-American Eagle Outfitters, Inc.-EVP Global Merchandising and Design AE Brand: I think we have a clear path on how we can get to 17%, and a goal of 20%. If you look at our penetration today, total was 15.3%. Of that 15% — if you just look at American Eagle 15% of the total business was direct. If you look at aerie, 19% of that business. So we have a proven model. One of the most exciting things is what’s happening with mobile. And there’s going to be we’re really going to be leaning into mobile. We see those sales up 137% in the quarter, traffic up 47%. We have room to improve and make that better for our customer experience. And the team is working on that today. So that’s extremely exciting.

And then, one of the things that’s been great for us is store to door. We continue to see improvements there. And when we talk about that, 35% of our product and sales are coming from unique offerings in direct. A lot of that from extended sizes. We get great feedback on that, and the fact that you can be in a store and buy that product, and ship it to you for free. And then just the extensions of our famous-for. That’s what we’re about.

And then building on and distorting some key areas that you don’t see, and we don’t have room for in the stores. Like women’s dresses, footwear, and especially swim wear, which has been a leading classification for us, both in American Eagle and especially at aerie. So very exciting.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: And quickly on the calendar shift, we’ll lose May week one but we pick up August week one, which is obviously a bigger week for us. So a net favorable impact in Q2 of roughly $30 million of revenue, But of course we’ll lose that in Q3 so just a shift between the two quarters.

Operator: Kimberly Greenberger with Morgan Stanley.

Kimberly Greenberger-Morgan Stanley-Analyst: Great, thank you. My questions are on the supply chain. I’m wondering if you can help us understand the percentage of inventory that you are now able to either fast track or chase. And I think you mentioned on the fast track product 45- to 60-day lead times. Could you just comment on the chase piece, as well? And then in the balance of assortment what are the lead times at this point? Thanks.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Let me just give a broad overview, and then if Tana or Fred or Jen want to add anything specific, Kimberly, I will. As Tana laid out, if you look at the way that the assortment architecture is based, we typically have about — and this is for both men’s and women’s combined — about 30% of our customer choices in core, 45% in core fashion, and 25% in fashion. We have a cycle time in total, that for the total process that is usually in the 9- to 10-month time frame. But as Tana mentioned, we’ve increased our ability to fast track anywhere from 45 days to 90 days. And we, with the work that Fred’s done in putting the fortification process in place on our cycles, we’ve increased from four to six, for example, per year. We’ve taken about six weeks out of the total cycle time.

And, frankly, we can really get at an idea that’s trending in about four months. So I think that, combined with the fact that we keep about 20% of our styles open going into each season, just gives us the opportunity to respond to what the customer wants. And what we want to be able to do is to compete against our core competitive base, as well as the fast-fashion competitors on that 25% of customer choices that are truly fashion.

Fred Grover-American Eagle Outfitters, Inc.-EVP Global Merchandising and Design AE Brand: And the key to make that happen is what we’ve been doing with a differentiated supply chain, being able to platform fabric, as Robert mentioned earlier. And really have production ready to go. So all of that’s been what we’ve been working on. You’ll see the benefits of that this year. But really power through for next year where we’re up and running.

Operator: Marni Shapiro with The Retail Tracker.

Marni Shapiro-The Retail Tracker-Analyst: Hi, guys, thanks so much. The stores look really very nice. If you can talk a little bit around aerie, and what’s been driving the sales there. I thought your beach set and the early sets looked really fantastic. I was curious if you were finding success with the non-bras and panties business? I know you mentioned swim but I’m curious about some of the other businesses. And just one housekeeping, if you wouldn’t mind. Store openings and closings for the rest of the year, if you could just give us an update on that?

Jen Foyle-American Eagle Outfitters, Inc.-SVP Global Merchandising and Design aerie Brand: Hi, Marni, it’s Jen. We are excited about some of the business results we’re seeing in aerie. Really, to kick it off was we really focused on the direct business, and really distorting that channel so that we could build the brand awareness. The teams have done a great job focusing in on our famous-for categories, bras and undies. Both categories are proven and we’ve been very successful in innovation there, in conjunction with design. But probably the most exciting thing was our swim business this year. And, really, kudos to the team here again. Focusing on our bras, our famous-for bras, the bras that are winning for us, and actually introducing them into the swim line has been 100% successful. So we see a future here in our seasonal businesses. Really for spring it will be revolved around swim. And as we head into Q3 and Q4, it will be sleep and dorm.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: And on the store openings and closures, here in North America looking to open about 50 AE stores, close about 50 stores between the AE brand and aerie. And then looking to open about 63 international franchise stores.

Operator: Dorothy Lakner with Topeka Capital Markets.

Dorothy Lakner-Topeka Capital Markets-Analyst: Thanks, and good morning, everyone. I want just to follow up on aerie for a second. I wondered if we could, or if you could go over where the fleet is positioned right now, where you stand in terms of shop-in-shops. And where you look to be at the end of the year. And then, secondly, the AE brand, where do you think the biggest merchandise opportunities are in the second half of the year looking back at last year? Thanks.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Okay. I’ll take the fleet question and I’m going to have Jen add anything that she’d like to, and then Tana can take your question about the merchandise opportunities for the back half of the year. Dorothy, as we’ve said for the last 12 months or so, we really are looking at more strategically managing the distribution of the aerie brand. We see the opportunity for success in the intimate space. And we have started to gain some nice momentum with aerie.

As I mentioned, it had a 4 comp in the first quarter and more than doubled its profitability. So we’re excited about the momentum. That’s driven by the great work that Jen has done with her partners in not only addressing the assortment she mentioned. Obviously rudiment intimates, bras and undies. And then surrounded by sleep, lounge, swim, dorm, personal care and fragrance. But also by focusing on side-by-side distribution, our direct channels, and where we can, 50 yard-light locations, smaller stores.

Because of that, and the fact that we have impaired or closed the less profitable or loss-generating stores, we’re seeing some nice momentum being built. And as a reminder, the greatest asset we have to leverage is the American Eagle Outfitters customer who cross shops from American Eagle Outfitters to aerie, and buys a bra from us. Because if she does she’s worth 5 times the value of the average aerie customer. Jen, anything you want to add?

Jen Foyle-American Eagle Outfitters, Inc.-SVP Global Merchandising and Design aerie Brand: No, you said it well, Robert.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Tana?

Tana Ward-American Eagle Outfitters, Inc.-SVP and Chief Merchandising Officer AE Brand: With the creative team and the merchandising team together we really have two main focuses for the remainder of this year. Number one, to protect and gain our market share in our famous-for categories. You’ve heard them many times but I’m going to state them again; denim, shorts, tees, and color throughout our entire store. What does it mean to protect and gain? It means for us to have a diverse offering. We have, as Robert stated, a broad reach in our famous-for categories. Constant innovation in our product. In stock in stores at all times and a great value to our customer.

Second, our strategy is to continue to play up our strength and our trend-right product. Our customers are loving the emotional trends that we are offering them and they are willing to pay. We need to continue to maximize that the trends today are really leaning into AE strengths.

Operator: Dana Telsey with Telsey Advisory Group.

Dana Telsey-Telsey Advisory Group-Analyst: Good morning, everybody. Congratulations, Roger. Can you talk a little bit, as you think about seasonal transitions and how it’s changing, how are you preparing for back-to-school difference than what you prepared for, for spring? And also, as you think of the upcoming holiday season, how do you see the transitions changing both in price points and how you’re thinking about it in terms of margin complexion? Thank you.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Dana, we’ll have both Tana and Jen answer the question. We’ll start with Tana. She can answer for American Eagle and then Jen can talk about aerie around the transitions for both back-to-school and for holiday.

Tana Ward-American Eagle Outfitters, Inc.-SVP and Chief Merchandising Officer AE Brand: For back-to-school, back-to-school is another transitional time for us. And we have many learnings from this last spring as well as last year. We are really set to win with all of our leg offerings. We have the right balance with current trends that we’ve had in our robust testing process. We have great color, specific color, fits and added details within our bottoms.

Second, in our testing process, we’ve actually had the entire back-to-school line out in our stores and already tested. We’re really excited about the reads that we have. We feel that with our new launches, our new fit launches that we have, updated core fits that are really the drivers of our business, as well as new trend details, that we have the right balance within our denim assortment. We are making great strides with our tops business and continue to see further opportunity. Like I said earlier in the call, the trends today are really leaning into our strengths. Trends like Bohemian and all the easy dressing that you’re seeing out in the market. We continue to focus in on maximizing that opportunity.

Jen Foyle-American Eagle Outfitters, Inc.-SVP Global Merchandising and Design aerie Brand: And for aerie, the one great thing about the intimates business is it’s seasonless, and it runs about 65% of the total volume. So bras and undies, again, will be concentrated for all of our deliveries, around the 65% to 60% zone. In thinking about what’s working for us, and how we’re transitioning, we’ve launched some new categories, one being seamless in bras and undies. We’ve seen a great response to that category. Our bra launches, we still will continue. We have some great new ideas around innovation for both the July set and the August set. And they will be supported with some marketing that we think is new and fresh. And, lastly, we’ll have a transitional category that we think we will start to dominate in like we did in swim, which will be our sleep and dorm shop.

Operator: Lindsay Druckerman with Goldman Sachs.

Lindsay Druckerman-Goldman Sachs-Analyst: Thanks, good morning, everyone. I had a question on — your revenue growth for the last couple quarters, there’s been a pretty big delta between your revenue percent change and then your comps and your store count. Which I’m guessing is mostly franchise business and maybe the better mix towards outlet. Can you just talk about the driver of that and how we should think about it from a modeling perspective over the next few quarters? And then also how we should think about the margin flow-through of those incremental sales? Thanks.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Yes, I think in general, if you look at our store openings this year, we’re heavily bias towards factory stores, which was part of one of our strategic initiatives. And so you’ll continue to see that revenue growth come through. Obviously not a comp growth this year. As well as our international business. So you’ll continue to see that spread as the year goes on.

Operator: Jennifer Davis with Lazard Capital Markets.

Jennifer Davis-Lazard Capital Markets-Analyst: I’ll add my congratulations on decent results in a difficult quarter. Robert, could you talk about your allocation process now? It seems to me like you have a huge opportunity to increase sales and margins just based on doing a better job of getting the right merchandise to the right store. And then I’m going to throw in one more. With the store-to-door capabilities coming online, will we start to see more of the online exclusive merchandise in stores? It seems to me that at least in some of the stores you have the space to display some more of the dresses and other fashion pieces that are currently online only. Thanks.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Okay, thanks. I’ll take the question around allocation and then I’m going to have Fred answer the question and store to door. This is just a big opportunity for most retailers, in my opinion, Jennifer. I think there are a few retailers, particularly on the global stage, that have built extremely progressive planning and allocation processes that enable them to allocate based on localized demand. Our current processes and systems are not built that way. We have a fairly simple segmentation process where we have core, core fashion, fashion leaning stores, and then we have the balance of the chain and we have warmer environment segments. We obviously have A through F rankings, as well.

What we would like to be in the position to do, and our merchandise planning, buying and allocation capability that we just went live with and that we’ll be scaling for the balance of the year, will truly enable us to read the results of the customer that’s walking into the individual door. And over time will enable us to both be able to refine the initial presentation floor set and then make sure that we’ve distorted how we own the inventory, to be replenishing into sales based on true localized demand. We’re not there but we will be scaling it throughout this year. And as Fred mentioned, I believe, earlier, we expect the results to be more fully realized from 2014 onward. But it’s a very major focus for us because obviously it will have a huge impact on inventory utilization. Fred, do you want to talk about store to door?

Fred Grover-American Eagle Outfitters, Inc.-EVP Global Merchandising and Design AE Brand: Jennifer, it’s a good question. Roger would say if we had larger stores that we would do different things. But Tana is working on a major project with segmentation and how we could get things, if it made sense, like dresses, into a group of stores. But when we talk about store to door, the capabilities there are amazing with what’s happening with technology. We’ve tested iPads in our stores, which really brings to light some of this product that you can find only online. We’ve seen a direct correlation to the stores that have iPads, with major increases in being able to sell that product. And we really feel that that’s part of the future for us, is to move forward with that, start to roll that out to more stores. So that, yes, the product is not in the store but you get a feel for it on the iPad.

One of the things we have been experimenting with, and you’ll see it in some of our stores, is we have been putting footwear as part of the presentation, some key looks in the stores. And that is a product you can touch and feel. You can’t buy it in the stores but you can quickly buy it online. Again, the iPad is the perfect tool to close that sale.

Operator: Eric Beder with Brean Capital.

Eric Beder-Brean Murray, Carret & Co-Analyst: Good morning. Congrats on a solid start to the year. You’re doing a ton of things right now in terms of DCs, expansion, shifting the store base around. When should we — I know we’re starting to see, we’ll see the fruits of this going forward. But when should all this start to come together and start to get you to your goals here? There’s a lot of pieces moving around here. When should we start to see the full fruits of all these pieces come together?

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Thanks for the question, Eric. I want to give a tremendous amount of complements to the team. It was satisfying for me to be able to share, at the conclusion of our prepared remarks, the level of progress that we’ve made across our strategic initiatives, from fortify to growing North America, to obviously transforming the Company to compete on a global stage. As we’ve discussed in the past, Eric, we hadn’t invested in growth for the past number of years. And the Company maintaining our capital investment at, I would say, a maintenance level more than anything. So, as we’ve picked up the pace, we focused predominantly on store remodels, store expansions where we’re trying to rebalance the fleet for profitability, both in North America, and as we expand on the global stage, growth obviously there. We are obviously investing behind our direct-to-consumer business, both in technology, as well as in the fulfillment capabilities. And we’ve obviously got to invest in a scalable infrastructure to take the Company to the global stage.

What we have in place is a really strong project management team that’s helping oversee all of these initiatives so that we can execute with precision. Which is why we were able to share the success we’ve had thus far with you in the progress we made in the first quarter. We should see the benefits of these be coming to the Company in a linear, progressive way. But as we’ve all mentioned in various ways during the call, the material benefits will start in 2014 and then scale beyond that. The way we look at it is our fortify and grow initiatives — growing North America and fortifying our core brand assets and capabilities — those are really about between now and, let’s say, the end of 2014, early part of 2015. But the investments we’re making across the Company will enable us to transform to be a global competitor, both in omni-channel retailing as well as in international expansion.

We haven’t really committed material growth from those initiatives until, as we mentioned in our strategic plans we revealed last year, until from, let’s say, early 2015 and beyond. But we’re pacing this so that we can, obviously, win and be shareholder accretive, and really deliver really strong return on invested capital, both in the near and the longer term.

Judy Meehan- American Eagle Outfitters Inc- VP IR: Thanks, Robert. That concludes our call today. Everyone, thank you very much for your participation and continued interest in American Eagle Outfitters.

Operator: Thank you. Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation and have a wonderful day.